Exhibit 10.4

Oral Compensation Agreement

The following is a written description of the Oral Compensation Agreement with Linda Fischer:

Effective December 15, 2007, Sur Ventures, Inc. (the “Company”) agreed to compensate Linda Fischer, the President of the Company, $2,000 per month for services rendered, and to pay such compensation at a later date when sufficient funds are available.